MAMA’S CREATIONS, INC.
2021 INCENTIVE STOCK AND AWARD PLAN
Performance Stock Unit Award Agreement
Mama’s Creations, Inc. (the “Company”), pursuant to its 2021 Incentive Stock and Award Plan (as amended and restated from time to time, the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Target Number of Performance Stock Units:
Maximum Number of Performance Stock Units:
Grant Date:
Performance Period:
Scheduled Vesting Date:*
Performance Goals:
* Provided that your service with the Company or its Subsidiaries has been continuous from the Grant Date to each Vesting Date.
By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units.
PARTICIPANT:    MAMA’S CREATIONS, INC.
        By:______________________________________
    Name:
    Title:

Performance Stock Unit Award Agreement Page 1

MAMA’S CREATIONS, INC.
2021 Incentive Stock and Award Plan
Performance Stock Unit Award Agreement

Terms and Conditions
1.    Grant of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 110% of the Target Number of Performance Stock Units but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement. Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.
2.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive shares in settlement of any Units under this Agreement shall be subject to forfeiture except to the extent the Units have been earned and thereafter vest as provided in Sections 4 and 5.
3.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units subject to this Agreement unless and until shares are issued to you upon settlement of earned and vested Units as provided in Section 5.
4.    Vesting and Forfeiture of Units. The Units shall vest at the earliest of the following times and to the degree specified.
(a)Scheduled Vesting. The number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the Scheduled Vesting Date, so long as your service has been continuous from the Grant Date to the Scheduled Vesting Date.
(b)Disability. If your service terminates by reason of your Disability prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Exhibit A if your service had been continuous until the Scheduled Vesting Date. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to have been earned by a fraction whose numerator is the number of days between the Grant Date and your employment termination date, and whose denominator is the number of days between the Grant Date and the Scheduled Vesting Date.
(c)Death. If your service terminates by reason of your death during the Performance Period, then you will be entitled to have vest on the date your service terminates a pro rata portion of the Target

Performance Stock Unit Award Agreement Page 2

Number of Performance Stock Units specified on the cover page of this Agreement. If your service terminates by reason of your death following the last day of the Performance Period and prior to the Scheduled Vesting Date, then you will be entitled to have vest on the date your service terminates a pro rata portion of the Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Exhibit A if your service had been continuous until the Scheduled Vesting Date. In either case, the pro rata portion shall be determined in the same manner as provided in Section 4(b) above.
(d)Change in Control. If a Change in Control occurs while you continue to be a service provider and during the Performance Period, the Performance Period shall end immediately, and the number of Units earned shall be fixed based on the Target Number of Performance Stock Units. If a Change in Control occurs while you continue to be a service provider following the last day of the Performance Period and prior to the Scheduled Vesting Date, the number of Units determined to have been earned during the Performance Period will be determined in accordance with Exhibit A. In either case, if the number of Units determined to have been earned in accordance with this Section 4(d) remain outstanding after the Change in Control and are assumed by the Company’s successor following the Change in Control, the Units shall remain subject to service-based vesting until the Scheduled Vesting Date (and, for avoidance of doubt, if they are not assumed by the Company’s successor or do not remain outstanding, the Units will vest on the date of the Change in Control and will be settled in accordance with Section 5).
(e)Other Agreements or Plans. Unvested Units shall also vest as provided in any separate employment (or similar) agreement or severance plan to which you are a party or a participant, provided that the better of the vesting terms provided by this Agreement and the other agreement or plan shall apply.
(f)Forfeiture of Unvested Units. Any Units that are not earned in accordance with this Agreement at the end of the Performance Period, or do not vest on the applicable vesting date as provided in any of Sections 4(a) through (e) shall immediately be forfeited. If your service terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 4(b) through (e), all unvested Units shall immediately be forfeited.
[(g)    Retirement. Notwithstanding any other provision of this Agreement to the contrary, if your service terminates after completion of the Performance Period by reason of your Retirement (as defined below), any unvested portion of the Units shall vest on a pro rata basis, determined by multiplying the total number of unvested Units subject to this Award by a fraction, the numerator of which is the number of complete months elapsed from the Grant Date through the date of the Participant’s Retirement, and the denominator of which is the total number of months between the Grant Date and the applicable Vesting Date. Any portion of the Award that does not vest pursuant to this pro rata calculation will be forfeited as of the date of Retirement without payment of any consideration to the Participant.
For purposes of this Agreement, “Retirement” means the Participant’s voluntary termination of service with the Company and all affiliates on or after the date on which the Participant has attained age sixty-two (62), provided that the Participant has given the Company at least thirty (30) days’ prior written notice of such termination and has not been terminated by the Company for Cause prior to the effective date of such Retirement.]1
5.    Settlement of Units. As soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the vesting date), the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the
1    Included for awards after May 1, 2026.

Performance Stock Unit Award Agreement Page 3

event of your death, as applicable) one share in payment and settlement of each vested Unit. Delivery of the shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested Units. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of shares as provided herein.
6.    Tax Consequences and Withholding. No shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 11 of the Plan.
7.    Compensation Recovery Policy. This Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation forfeiture or recovery policy adopted by the Company, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, any listing rules of any national securities exchange on which the Company’s shares are then listed, other rules and regulations implementing the foregoing, or as otherwise required by law or stock exchange rules, as such policy or policies may be in effect from time to time. This Agreement will be automatically amended to comply with any such compensation recovery policy.
8.    Additional Provisions.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.
(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. Except as provided in Section 4(e), if there is any conflict between this Agreement or the Plan and any separate employment (or similar) agreement or severance plan to which you are a party or a participant, the provisions of the other agreement or plan will govern.
(c)    Governing Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof.
(d)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
(e)    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

Performance Stock Unit Award Agreement Page 4

(f)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

Performance Stock Unit Award Agreement Page 5